Exhibit 99.1

BIOAMBER INC. ANNOUNCES UNDERWRITTEN OFFERING

Montreal, Canada, February 5, 2018. BioAmber Inc. (NYSE: BIOA; TSX: BIOA) (“BioAmber” or the “Company”) announced today that it has commenced an underwritten public offering of its Series A units, with each Series A unit consisting of one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock. The Company is also offering Series B units, in lieu of Series A units, to those purchasers whose purchase of additional Series A units in the offering would result in the purchaser beneficially owning more than 4.99% of the Company’s outstanding common stock following the offering, if they so choose. The Series B units will consist of pre-funded warrants to purchase one share of common stock, Series A warrants to purchase one share of common stock and Series B warrants to purchase one share of common stock. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

H.C. Wainwright & Co., is acting as the sole book-running manager for the offering.

The Company intends to use the net proceeds of the offering for working capital and general corporate purposes.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities described above will be offered by the Company pursuant to a “shelf” registration statement (File No. 333-215408) previously filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2017 and declared effective by the SEC on January 12, 2017.

The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A preliminary prospectus supplement and the accompanying prospectus related to the offering will be filed with the SEC and once filed, copies can be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by telephone 646-975-6996 or by email at placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

The Company has applied to list the common stock to be issued pursuant to the offering and the common stock issuable upon exercise of the warrants on the New York Stock Exchange and the Toronto Stock Exchange (“TSX”). For the purposes of TSX approval, the Company intends to rely on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers.

About BioAmber

BioAmber (NYSE: BIOA; TSX: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber, including but not limited to statements with respect to BioAmber’s plans to consummate its

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proposed underwritten offering of common stock and warrants. BioAmber may use words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not BioAmber will be able to generate sufficient cash flows and obtain the additional financing necessary to continue as a going concern and to grow its business, develop its products and respond to competitive pressures, the impact of the termination of our joint venture with Mitsui & Co. Ltd. on our ability to maintain and expand our operations at our Sarnia, Ontario facility, the final terms of the underwritten offering of common stock and warrants, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock and warrants, BioAmber’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the risks discussed under the heading “Item 1.A Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and under the heading “Risk Factors” of the prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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